HemaCare Reports Eighth Consecutive Profitable Quarter

LOS ANGELES, CA -- (Marketwire - November 09, 2009) - HemaCare Corporation (OTCBB: HEMA) announced today third quarter 2009 results, which include a 168% increase in income from operations compared to the same quarter of 2008. Income from operations was $158,000 versus $59,000 for the third quarter of 2008, and $659,000 on a year-to-date basis, compared to $422,000 in 2008. Net income in the quarter was $233,000, or $0.02 per share, compared to $285,000, or $0.03 per share, in the third quarter of 2008; however, the prior year period included a non-recurring gain of $396,000 related to litigation settlement.

Gross profit from continuing operations decreased $58,000, or 4%, in the quarter to $1.5 million, primarily driven by an 11% decrease in revenue compared to prior year, attributable to a 17% decrease in blood products revenue. This was the result of increased competition caused by an unprecedented excess supply of blood products in the United States due to the recent downturn in the economy. Gross profit margin from continuing operations in the quarter was 17%, compared to 16% in the third quarter of 2008.

Commenting on the results, John Doumitt, the Company's Chief Executive Officer, stated, "While this was a challenging revenue quarter for the Company, we are pleased to have maintained profitability and are gratified that we were able to recently add new customers who recognize the important value we provide."

                           HemaCare Corporation
                        Condensed Consolidated Data
                                (Unaudited)

                           Three Months Ended         Nine Months Ended
                              September 30,             September 30,
Statements of Income:       2009         2008         2009         2008
                        -----------  -----------  -----------  ------------
Revenue                 $ 8,401,000  $ 9,474,000  $28,140,000  $ 27,642,000

Gross profit            $ 1,453,000  $ 1,511,000  $ 5,027,000  $  4,797,000

General and
 administrative
 expenses               $ 1,295,000  $ 1,452,000  $ 4,368,000  $  4,375,000
                        -----------  -----------  -----------  ------------

Income from operations  $   158,000  $    59,000  $   659,000  $    422,000

Other income            $         -  $   396,000  $         -  $    331,000
                        -----------  -----------  -----------  ------------

Income before income
 taxes and discontinued
 operations             $   158,000  $   455,000  $   659,000  $    753,000

(Benefit from)
 provision for income
 taxes                  $   (88,000) $         -  $   (38,000) $     45,000

                        -----------  -----------  -----------  ------------
Income from continuing
 operations             $   246,000  $   455,000  $   697,000  $    708,000
                        -----------  -----------  -----------  ------------

(Loss) income from
 discontinued
 operations, net of tax
 impact                 $   (13,000) $  (170,000) $   (37,000) $     92,000
                        -----------  -----------  -----------  ------------

Net income              $   233,000  $   285,000  $   660,000  $    800,000
                        ===========  ===========  ===========  ============

Basic earnings per
 share                  $      0.02  $      0.03  $      0.07  $       0.08
                        ===========  ===========  ===========  ============

Diluted earnings per
 share                  $      0.02  $      0.03  $      0.07  $       0.08
                        ===========  ===========  ===========  ============

Weighted average shares
 outstanding - basic     10,050,000    9,696,000    9,994,000     9,415,000
                        ===========  ===========  ===========  ============

Weighted average shares
 outstanding - diluted   10,257,000    9,942,000   10,086,000     9,415,000
                        ===========  ===========  ===========  ============

Balance Sheets:        September 30, December 31,
                           2009         2008
                        -----------  -----------
Assets
Cash and cash
 equivalents            $ 1,325,000  $   903,000
Other current assets      6,157,000    8,298,000
Non-current assets        4,292,000    4,495,000
                        -----------  -----------
Total assets            $11,774,000  $13,696,000
                        ===========  ===========

Liabilities and
 Shareholders' Equity
Current liabilities     $ 5,809,000  $ 8,513,000
Long-term liabilities       659,000      645,000
Shareholders' equity      5,306,000    4,538,000
                        -----------  -----------
Total liabilities and
 shareholders' equity   $11,774,000  $13,696,000
                        ===========  ===========

Contact:
HemaCare Corporation
Robert S. Chilton
Executive Vice President and Chief Financial Officer
877-310-0717
www.hemacare.com